Exhibit 99.1

CONTACT:

Kevin Lightfoot - EDS

972-605-3414

kevin.lightfoot@eds.com

FOR IMMEDIATE RELEASE: THURSDAY, JULY 15, 2004

EDS Comments on Moody's Downgrade

Company disagrees with Moody's actions given EDS' strong financial foundation and market progress; releases preliminary Q2 results in line with prior guidance

PLANO, Texas - EDS today issued the following statement in response to Moody's decision to downgrade the company's long-term credit rating:

We have taken a series of aggressive steps to support our investment-grade rating.  Given our progress and sound financial footing, we are in strong disagreement with Moody's decision.  EDS has significantly reinforced its financial foundation, improved its competitiveness and fully expects to meet its guidance on second quarter 2004 results.

EDS will not allow the downgrade to halt the implementation of its aggressive, multi-year transformation plan that already has resulted in:

*	A strengthened balance sheet - EDS has built a strong balance sheet that belies Moody's current assessment. We have more than sufficient resources to invest in and grow the business. In the first half of 2004, EDS improved its net debt position by $3.2 billion and remains on track to end the year with zero net debt. (Net debt is a measure of total debt minus unrestricted cash and marketable securities.)
The company also expects to end the year with a liquidity position of approximately $5 billion, including nearly $4 billion in unrestricted cash and marketable securities.

*	NMCI contract progress - EDS has achieved critical program milestones, including: EDS and the Department of the Navy have agreed in principle on new service level agreements based on commercial best practices, which will significantly reduce the number of service levels to about 30 - EDS and the Navy are in the final stage of completing this activity with a joint commitment to implement effective October 1; improved customer satisfaction levels; and a recent contract modification that allows EDS to accept orders for add-on services such as application hosting. EDS also has implemented a more controlled, base-by-base rollout strategy and remains on track to deploy approximately 280,000 NMCI seats by year-end 2004.

*	A more competitive cost structure - EDS is on course to realize $1 billion in annual savings in 2004 from global productivity initiatives and is using the savings to serve clients more cost-effectively and compete for new business. EDS anticipates cutting some 20 percent of its cost of sales by year-end 2006. EDS' SG&A cost-reduction and restructuring efforts launched last year remain on track to achieve net annual savings of $350 million.

*	A stronger market approach - EDS' win rate, signings and contract pipeline continue to improve due to its new sales and market approach strategy. The company has been increasingly successful in securing both mid-sized and major contracts, and noted it currently has several deals of $1 billion or more in its pipeline. Through the first two quarters of 2004, EDS posted a 29 percent increase in the value of signed contracts versus the same period last year. EDS also maintains a strong contract backlog of more than three times annual revenue.

*	A continued focus on core operations - EDS continues to review its business portfolio, shedding non-core, non-strategic assets to sharpen its strategic focus and further bolster its balance sheet, including the recently completed $2.05 billion divestiture of UGS PLM Solutions. We will continue to review our overall portfolio as part of this effort.

*	Stronger critical focus account management - EDS has implemented rigorous account and risk management processes to stabilize, fix and avoid problem contracts. To date, we have successfully restructured a dozen focus accounts and anticipate finalizing a termination agreement related to its "other commercial contract" in the third quarter, stemming the contract's significant operating losses.

EDS is a fundamentally strong business and manages a balance sheet and operations which it believes to be reflective of a solid investment-grade company.  We will continue to communicate with clients and prospects to ensure they fully understand our financial stability and ongoing progress of our transformation plan and will work aggressively to regain our investment-grade status.

Second Quarter; Full-year 2004 Outlook

EDS anticipates posting second quarter GAAP earnings of approximately 54 cents and a pro forma loss of three cents per share - at the mid-point of its prior pro forma guidance of break-even to a loss of six cents per share. The pro forma loss excludes a gain of 81 cents on the UGS PLM Solutions sale; termination-related charges related to the pending settlement of its "other commercial contract" and previously announced restructuring charges.

EDS' second quarter revenue will reach the high end of its prior guidance of $5.1 billion - $5.2 billion.  The company expects to post positive free cash flow(1) of approximately $30 million.  Prior guidance was a cash outflow of $200 million - $300 million in the quarter. The improvement primarily reflects a delay in a tax-related payment of approximately $250 million.

Contract signings totaled approximately $4 billion in the quarter, up 25 percent from $3.2 billion in the second quarter last year, fueled by growth from existing clients and strong renewals.  The comparative sales figures exclude UGS PLM Solutions.

EDS anticipated confirming prior guidance for 2004 revenue ($20 billion - $21 billion) with a narrowed range for expected full-year pro forma earnings to 20 cents - 30 cents per share (from prior guidance of 20 cents - 40 cents). This reflects no change in its full-year core earnings estimate (excluding NMCI) of 80 cents to 90 cents and an expected full-year NMCI operating loss of approximately 61 cents per share. EDS also anticipated lowering its full-year 2004 free cash flow estimate, reflecting a delay in NMCI program funding for 40,000 Bureau of Medicine seats, to $200 million - $300 million, versus prior guidance of $300 million - $500 million.

EDS will discuss the impact of Moody's action when it reports its second quarter earnings on July 28.

While the company is in the process of assessing the impact of Moody's action, it separately said it has no current plans to move forward with an equity offering under its shelf registration statement declared effective July 6. The company was evaluating raising in excess of $1 billion of additional capital. The company believes its current capital structure, including its cash position, is appropriate to support its growth plans. EDS continues to evaluate reducing its quarterly dividend payment, an issue to be addressed by the EDS Board of Directors.

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About EDS

EDS provides a broad portfolio of business and technology solutions to help its clients worldwide improve their business performance. EDS' core portfolio comprises information-technology, applications and business process services, as well as information-technology transformation services. EDS' A.T. Kearney subsidiary is one of the world's leading high-value management consultancies. With more than $20 billion in annual revenue, EDS is ranked 87th on the Fortune 500. The company's stock is traded on the New York (NYSE: EDS) and London stock exchanges. Learn more at eds.com.

Although our registration statement on Form S-3 was declared effective by the SEC on July 6, 2004, you should be aware that the SEC does not approve, disapprove, or pass upon the adequacy or accuracy of any filings made with the SEC.  Therefore, the SEC has not approved or disapproved of any securities registered by us or determined whether the prospectus in our registration statement is truthful or complete.

The statements in this press release that are not historical statements, including statements regarding future financial performance, anticipated cost savings, and the value of new business signed, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These include, but are not limited to the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; our ability to recover our investment in certain client contracts, including in particular contracts involving the construction of new computer systems and communications networks or the development and deployment of new technologies for which there may exist substantial performance risk and with respect to which some or all elements of service delivery may be dependent upon our successful completion of the development, construction and deployment phases; for contracts with U.S federal government clients, including our Navy Marine Corps Intranet contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, or deployment schedules, military action or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit, to arrange new client supported financing transactions or similar facilities and continue to access existing facilities; the impact of rating agency actions on our business, including our ability to access capital and our cost of capital as well as the impact of such actions on our agreements that contain debt rating triggers; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our strategic reorganization and cost cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; our ability to attract and retain highly skilled personnel; a reduction in the carrying value of our assets; the impact of a bankruptcy or the financial difficulty of a significant client on the financial and other terms of our agreements with that client; the expiration or termination of a significant client contract, including our contract with GM; with respect to the funding of our pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations, competition in the industries in which we conduct business and the impact of competition on pricing, revenues and margins; the impact of general economic and other conditions on the discretionary spend of our existing clients and our ability to obtain new business; the degree to which third parties continue to outsource IT and business processes and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; and fluctuations in foreign currency, exchange rates and interest rates. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

(1)  EDS defines free cash flow as net cash provided by operating activities, less capital expenditure. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, net proceeds from divested assets (net of tax), payments for acquisitions, net of cash acquired, and payments for purchases of marketable securities, and (ii) payments on capital leases. It is a non-GAAP measure and should be viewed together with the Summary of Consolidated Cash Flows.